AGREEMENT

     This Agreement, entered into this 10th day of August, 2000, by and between and among Bion Environmental Technologies, Inc. and subsidiaries (collectively "BION") and D2Co., LLC., ("D2"), amends and supplements the Management Agreement dated December 23, 1999, between the parties ("Management Agreement") and the Shareholders' Agreement dated December 23, 1999, ("Shareholders' Agreement") as follows:

     1. The initial term set forth in paragraph 2 of the Management Agreement shall be extended to December 31, 2003.

     2.  Paragraph 8(a) of the Management Agreement shall be amended to add section 8(a)iii which shall read:

     in addition, the Company shall, effective August 10, 2000, issue to D2:

          a) warrants to purchase 1,000,000 shares of its common stock at an exercise price of $3.50 per share, which shall expire on August 10, 2005; and

          b) warrants to purchase 500,000 shares of its common stock at an exercise price of $6.00 per share, which shall expire on August 10, 2005.

     3. Paragraph 4 of the Shareholders' Agreement shall be amended, subject to approval by the other parties to the Shareholders' Agreement, to read as follows:

          Disposition of Shares. No shareholder shall transfer, sell, convey, exchange, pledge or otherwise dispose of ("Transfer") any Shares of the Company except in connection with a sale of all or substantially all of the outstanding stock of the Company or a merger of the Company with another Person. Notwithstanding the foregoing, a Shareholder shall be entitled to effect any of the following transfers (each an "Exempt Transfer"): (i) Transfers by a Shareholder to an entity wholly owned by it at all times following such Transfer; (ii) Transfers pursuant to applicable laws of descent and distribution to members of such Shareholder's Immediate Family, or Transfers during the lifetime of such Shareholder to such Shareholder's spouse, adult children or to a trust whose beneficiaries are members of such Shareholder's Immediate Family, and (iii) Transfers of a number of Shares up to the "Maximum Amount" (as defined below), computed cumulatively for all Transfers made under this clause (iii) from and after the date hereof; provided that, in the case of Exempt Transfers of the types referenced in clauses (i) and (ii) above, the restrictions contained in this section 4 will continue to be applicable to Shares and the transferee of such Shares must have agreed in writing to be bound by the terms and conditions of this Agreement applicable to the Shareholder. For purposes hereof, the "Maximum Amount" shall be equal to (a) with respect to MAS, shares with a gross sales price of up to $1,000,000 sold prior to December 31, 2001, (b) with respect to JN and JNN, shares with the aggregate gross proceeds of up to $150,000 each, sold prior to December 31, 2001, and (c) in the event the Transfers referred to in both clauses (a) and (b) have occurred prior to December 31, 2001, then
(1) with respect to MAS, shares with aggregate gross proceeds of up to an additional $1,000,000 and (2) with respect to D2 Co., shares with aggregate gross proceeds of up to $1,000,000 each sold prior to December 31, 2001. Additionally, with respect to each of JN and JNN, the "Maximum Amount" shall be increased to include: (i) sales required by paragraph 1 of Exhibits 10.6 and 10.7 to Bion's Form 8K dated 12/11/99; plus (ii) an additional $200,000 when the closing price of Bion's Common Stock has exceeded $5.00 for ten (10) consecutive trading days. In the event the Company desires to enter into a future financing transaction in which an additional or different lock-up period on the transfer of shares has been requested, by a third party, each Shareholder agrees to negotiate in good faith with the Company with respect to the extent of any such additional Transfer restrictions.

     4. All other provisions of the Management Agreement and the Shareholders' Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed the 10th day of August, 2000.


Bion Environmental Technologies, Inc.   D2 Co., LLC.


By:/s/ Mark Smith                       By:/s/
   Authorized Representative            Title______________________


The undersigned agree to the changes set forth in Paragraph 3 above:


/s/ Jon Northrop             /s/ Jere Northrop    /s/ Mark A. Smith
Jon Northrop                 Jere Northrop        Mark A. Smith


Dublin Holding, Ltd.                LoTayLingKyur, Inc.


By:/s/ Mark A. Smith                By:/s/ Mark A. Smith
   Authorized Representative           Authorized Representative

LTLK Defined Benefit Plan


By:/s/ Mark A. Smith
   Authorized Representative